Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Macrocure Ltd.:

We consent to the use in this registration statement (No. 333-213794) on Form S-4 of Leap Therapeutics, Inc. of our report dated April 18, 2016, with respect to the consolidated statements of financial position of Macrocure Ltd. and its subsidiary as of December 31, 2015 and 2014, and the related consolidated statements of loss and other comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2015 included herein, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Certified Public Accountants (Isr.)
A Member Firm of KPMG International

Tel Aviv, Israel
November 22, 2016